Exhibit 10.7

ASSET PURCHASE AGREEMENT

By And Between

HESP LLC

as Seller, and

CADRENAL THERAPEUTICS INC.

as Purchaser

Dated April 1, 2022

i

ARTICLE 7

7.1	Conditions to the Seller’s Obligations	11
7.2	Conditions to Purchaser’s Obligations	11

ARTICLE 8 DEFINITIONS

8.1	Certain Definitions	11
8.2	Additional Defined Terms	16

ARTICLE 9 TAXES

9.1	Additional Tax Matters	16

ARTICLE 10 SURVIVAL OF WARRANTIES AND INDEMNIFICATION

10.1	No Survival	17
10.2	No Indemnification by Seller	17

ARTICLE 11 MISCELLANEOUS

11.1	Payment of Expenses	17
11.2	[Reserved]	17
11.3	Entire Agreement; Amendments and Waivers	17
11.4	Counterparts	17
11.5	Governing Law	17
11.6	Jurisdiction, Waiver of Jury Trial	18
11.7	Notices	18
11.8	Binding Effect; Assignment	19
11.9	Severability	19
11.10	Injunctive Relief	19
11.11	Third Party Beneficiaries	19
11.12	Certain Interpretations	20
11.13	Non-Recourse	20
11.14	Limitation of Remedy in Favor of Purchaser

ii

Exhibits and Schedules:

Exhibit A: Bill of Sale
Exhibit B: FIRPTA Certificate
Exhibit C: Patent Assignment Agreement
Exhibit D: Trademark Assignment Agreement

Ancillary Schedule:
Section 1.1 (a) – Purchased Assets
Section 1.1(b) – Excluded Assets
Section 1.2 – Assumed Liabilities
Section 1.3 – Excluded Liabilities
Disclosure Schedule:
Section 4.4 – Current Litigation
Section 4.5(a) – Permits
Schedule 9.1:	Allocation Schedule

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of April 1 , 2022, by and between HESP LLC, a Delaware limited liability company (“Seller”) and Cadrenal Therapeutics Inc., a Delaware corporation (“Purchaser”). Article 8 contains definitions of certain capitalized terms used herein and also provides cross-references to certain capitalized terms defined elsewhere in this Agreement.

RECITALS

A.  Purchaser is seeking to acquire substantially all of the Purchased Assets as defined in Section 1.1 of this Agreement.

B.  Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Assets, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and the Purchaser hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1 Purchase and Sale of Assets.

(a)  Purchased Assets. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, on the Closing Date (as defined in Section 3.1 of this Agreement), all of Seller’s rights, title and interests in, to and under, the Assets, including, without limitation those assets set forth on Schedule 1.1(a), but excluding those assets identified as “Excluded Assets” in Section 1.1(b) (the “Purchased Assets”); provided that Purchaser may, in its sole discretion and at its sole option, exclude any such Assets from the Purchased Assets prior to Closing by adding such Assets to Schedule 1.1(b). The Purchased Assets will be sold, assigned, transferred and conveyed to Purchaser on the Closing Date on an “AS IS” and “WHERE IS” basis, with no representations or warranties other than those specifically set forth below, and subject to any and all existing Encumbrances. To the extent that the assignment of any of the Purchased Assets, including any Contracts, require third-party consent, Seller will cooperate with Purchaser for a period of six (6) months commencing on the Closing Date to assist Purchaser with its efforts to obtain such third-party consents.

(b)  Excluded Assets. Notwithstanding anything to the contrary in this Agreement or any of the Ancillary Agreements, in no event shall Seller be deemed to sell, transfer, assign or convey, and Seller shall retain all of their respective rights, title and interests to, in and under, all of their respective assets, properties, rights and interests set forth on Schedule 1.1(b) (collectively, the “Excluded Assets”). For the avoidance of doubt, these Excluded Assets shall include all cash and cash equivalents that are currently in the possession of the Seller as of the Closing.

1.2  Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Purchaser shall assume and discharge when due those Liabilities set forth on Schedule 1.2 (collectively, but in all cases excluding the Excluded Liabilities, the “Assumed Liabilities”).

1.3  Excluded Liabilities. Except for the Assumed Liabilities set forth in Section 1.2 (which shall, in no event, be Excluded Liabilities), Purchaser shall not assume, or become liable for the payment or performance of, any Liabilities of Seller (collectively, the “Excluded Liabilities”), including the Liabilities set forth on Schedule 1.3, all of which shall remain Liabilities of Seller.

1.4  No Obligations to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon any person or entity other than the parties hereto, or make any person or entity a third party beneficiary of this Agreement, or to obligate either party to any person or entity other than the parties to this Agreement. The assumption by Purchaser of any liabilities or obligations under Section 1.2 shall in no way expand the rights or remedies of third parties against Purchaser as compared to the rights and remedies such parties would have against Seller if the Closing was not consummated.

1.5  “As Is” Transaction. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN Article 4 OF THIS AGREEMENT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, EITHER WRITTEN OR ORAL, WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR ANY OTHER MATTER. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS, OR USABILITY FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. ACCORDINGLY, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN Article 4 OF THIS AGREEMENT PURCHASER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

ARTICLE 2

CONSIDERATION

2.1  Consideration. The consideration payable by Purchaser to Seller for the Purchased Assets shall be as follows:

(9) On the Closing Date, One Hundred Thousand Dollars ($100,000) payable by wire transfer of immediately available funds to an account designated by Sellers in writing. Within 60 days, an additional One Hundred Thousand Dollars ($100,000) will be payable by wire transfer.

(b) As additional consideration for the purchase of the Purchased Assets, Purchaser shall provide Seller with written notice of the first occurrence of each development milestone event set forth below within forty-five (45) days after such occurrence. Within sixty (60) days of the first occurrence of each of the milestone events set forth below the Purchaser shall make the following payments to the Seller:

Development Milestones	Milestone Payments
Completion of enrollment of Lee’s Pharma Phase 3 clinical trial	$250,000
First MAA submitted in the People’s Republic of China	$350,000
First Commercial Sale to a Third Party	$1,200,000

I As additional consideration for the purchase of the Purchased Assets, Purchaser shall provide Seller with written notice of the first occurrence of each financing milestone event set forth below within forty-five (45) days after such occurrence. Within sixty (60) days of the first occurrence of each of the financing milestone events set forth below the Purchaser shall make the following payments to the Seller; provided however, that the maximum aggregate amount of payments to be paid to Seller under this paragraph I and paragraph (b) above shall not exceed $2,000,000;

(i) 35% of any proceeds received from any licensing or partnering revenue; and

(ii) IPO proceeds

For clarity, if the total payments are made to Seller pursuant to paragraph (b) above then the only payments to be paid to Seller under this paragraph (c) shall be $75,000. If the aggregate payments under this paragraph (c) equal $2,000,000 prior to any milestones set forth in paragraph (b) above being met, then no payments shall be due under paragraph (b) above.

2.2 Delayed Transfer of Assets.

(a) If following the Closing, Seller receives or become aware that they hold any asset, property or right which constitutes a Purchased Asset, then Seller shall transfer such asset, property or right to the Purchaser as promptly as practicable for no additional consideration.

(b)  If following the Closing, Purchaser receives or becomes aware that it holds any asset, property or right which constitutes an Excluded Asset, then Purchaser shall transfer such asset, property or right to the Seller as promptly as practicable for no additional consideration.

ARTICLE 3

CLOSING AND TERMINATION

3.1  Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place remotely via the electronic exchange of the applicable documents and signatures (or at such other place as the parties may mutually designate in writing) (i) within ten (10) business days after the date on which the conditions to the obligations of the parties set forth in Article 7 are satisfied or waived in writing by the party entitled to make such waiver (other than those conditions that by their nature are to be satisfied by the delivery of documents or taking of actions at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or (ii) on such later date as the Purchaser and Seller agrees to in writing (the date on which the Closing occurs, “Closing Date”).

3.2  Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered:

(a) to Purchaser, a duly executed Bill of Sale;

(b)  to Purchaser, a certificate executed by Seller in accordance with Treasury Regulation Section 1.1445-2(b)(ii) to the effect that Seller is not a “foreign person” within the meaning of the Code section 1445 or successor statute, substantially in the form annexed as Exhibit B to this Agreement;

(c) to Purchaser, a duly executed Patent Assignment Agreement;

(d) to Purchaser, a duly executed Trademark Assignment Agreement; and

(e)  to Purchaser, any additional documents and/or materials that Purchaser reasonably requests in connection with the Contemplated Transactions, including (i) any transfer letters to the U.S. Food & Drug Administration and any other documents and/or materials required to transfer to Purchaser new drug applications, investigational new drug applications, or other regulatory approvals for Tecarfarin , and all related data in Seller’s possession (ii) any assignment documentation with respect to Contracts included in the Purchased Assets.

3.3  Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered:

(a) to Seller, a duly executed acknowledgment of Bill of Sale;

(b) to Seller, a duly executed Patent Assignment Agreement;

(c) to Seller, a duly executed Trademark Assignment Agreement; and

(d)  to Seller, any additional documents and/or materials that Seller reasonably requests in connection with the Contemplated Transactions, with any out of pocket legal or filing expenses to be paid by Buyer .

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller’s Disclosure Schedules, Seller hereby makes the representations and warranties in this Article 4 to the Purchaser as of the Closing Date.

4.1  Corporate Organization. Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of its state of formation. Seller has all requisite power and authority to own, assign and convey the Purchased Assets. Seller is duly licensed or qualified and in good standing to do business in the State of Delaware.

4.2  Authority Relative to This Agreement. Seller has all requisite corporate power, authority and legal capacity to (a) execute and deliver this Agreement, (b) execute and deliver the Seller’s Ancillary Agreements to which it is a party, and (c) perform its obligations hereunder and under each of the Seller’s Ancillary Agreements to which it is a party, and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each of the Seller’s Ancillary Agreements, and the consummation of the Contemplated Transactions, have been duly authorized by all requisite action on the part of Seller. This Agreement and the Seller’s Ancillary Agreement have been duly and validly executed and delivered by Seller, and this Agreement constitutes, and the Seller’s Ancillary Agreements, when so executed and delivered, will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Conflicts; Consents of Third Parties.

(a)  Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by Seller, nor the consummation of the Contemplated Transactions, nor compliance by Seller with any of the terms or provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the charter documents, operating agreement or other governing document of Seller, (ii) to Seller’s Knowledge, conflict with or result in a breach of any Law applicable to Seller, or (iii) to Seller’s Knowledge, result in any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets, except in each case clauses (i) through (iii)  above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  To Seller’s Knowledge, no consent, approval, license, permit, order, qualification or authorization of, or registration, declaration, notice or filing with, any Governmental Body or any other Person is required for or in connection with the execution and delivery by Seller of this Agreement and each Ancillary Agreement, and the consummation by Seller of the Contemplated Transactions.

4.4  Litigation. To Seller’s Knowledge, there is no Action pending or, to Seller’s Knowledge, threatened, against Seller that might prevent the sale of the Purchased Assets or the Contemplated Transactions, nor is Seller aware or has grounds to know of any reasonable basis therefor, except for those matters listed in Section 4.4 of the Seller’s Disclosure Schedules. To the best of Seller’s Knowledge, no Governmental Order exists against Seller affecting the Purchased Assets.

4.5 Permits.

(a)  To the Knowledge of Seller, all of the permits, registrations, clearances applications, submissions that are (i) required for the ownership or use of the Purchased Assets, and (ii) for the operation of the Business (collectively, the “Permits”) are in full force and effect. Each such material Permit is listed in Section 4.5(a) of the Seller’s Disclosure Schedules. Seller has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations, notices and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Regulatory Authority related to the Purchased Assets, and has timely paid all taxes, fees and assessments due and payable in connection therewith

(b)  To the Knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a default under, or a violation of, any Permit.

(c)  There is no pending, or to the Knowledge of Seller threatened, action, investigation or proceeding with respect to revocation, cancellation, suspension or nonrenewal of any such Permit. Seller has not received any written notice from any Governmental Body (x) asserting the violation of the terms of any such Permit, (y) threatening to revoke, cancel, suspend or not renew the terms of any such Permit, or (z) seeking to impose fines, penalties or other sanctions for violation of the terms of any such Permit, except in each case of clauses (x) through (y) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.6  Title to Assets. To Seller’s Knowledge, including, competent assessment of the applicable Uniform Commercial Code lien search in the State of Delaware, Seller possesses good and marketable title to all of the Purchased Assets. The sale, assignment, transfer and conveyance of the Purchased Assets to Purchaser on an “AS IS” and “WHERE IS” basis, with no representations or warranties as to merchantability, fitness or use, and the Purchased Assets shall be subject to any and all existing Encumbrances. Seller has no Knowledge of any Encumbrance on any of the Purchased Assets.

4.7  Assignee. Seller will at Closing sell, assign, and transfer all of its rights, title and interests in and to the Purchased Assets to Purchaser.

4.8 Intellectual Property. To Seller’s Knowledge,

(9)	Seller owns all right, title and interest in and to, or is licensed or otherwise possesses a valid and enforceable right to use, all of the Proprietary Rights related to Tecarfarin free and clear of all Encumbrances, and no claim to the contrary by any other person to the rights of Seller with respect to the foregoing is pending or, to Seller’s Knowledge, threatened in writing.

(9)	There is no unauthorized use, disclosure, infringement or misappropriation of Seller’s Proprietary Rights by any third party, other than any such unauthorized use, disclosure, infringement or misappropriation that would not have a Material Adverse Effect. No third party has made any claim or allegation to Seller or its Affiliates, and Seller and its Affiliates are not aware of any claim by a third party, that such third party has any right or interest in or to the patents being acquired. The commercialization of the Purchased Assets will not infringe, violate or conflict with any third party intellectual property.

(9)	€Exhibit A attached hereto lists all patents and patent applications and all registered trademarks, service marks and copyrights included as part of the Purchased Assets (“Registered Proprietary Rights”). Except as set forth on Schedule 1.1 (a), Seller owns exclusively all such Registered Proprietary Rights.

(9)	Seller has no present or known future obligation or requirement to compensate any person with respect to the Purchased Assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of Tecarfarin or the Proprietary Rights;

(9)	€None of the present or former employees of Seller own directly or indirectly, or has any other right or interest in, in whole or in part, Tecarfarin, or the Proprietary Rights or has made any inventorship challenge, opposition or interference proceeding and Seller has secured valid written present assignments from all consultants and employees who contributed to the creation or development of any acquired intellectual property and has signed a valid and binding agreement confirming that Seller owns such owned acquired intellectual property;

(9)	Seller has not granted any rights or interest in the Purchased Assets to any third party and shall not during the term of this Agreement grant, any right, license, covenant, consent or privilege to any third party with respect to the patents to be acquired by Purchaser, or otherwise undertake any action, which would conflict in any respect with the rights granted to Purchaser set forth in this Agreement;

(g)

4.9  (h) Compliance With Law. To Seller’s Knowledge, Seller is not in violation in any material respect of any laws, governmental orders, rules or regulations to which the Purchased Assets or Seller’s business related to the Assets are subject. To Seller’s Knowledge, Buyer has been provided copies of all regulatory filings.

4.10  No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Seller, nor any other Person on behalf of Seller makes any express or implied representation or warranty with respect to any of the Purchased Assets or with respect to any other information provided to Purchaser in connection with the Contemplated Transactions, including, without limitation, as to the probable success or profitability of the ownership, use or operation of the Business, and the Purchased Assets following the Closing. Seller shall not have or be subject to any liability to Purchaser resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other materials made available to Purchaser in expectation of the Contemplated Transactions, unless any such information is expressly included in a representation or warranty contained in this Article 4.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the representations and warranties in this Article 5 to Seller as of the Closing Date.

5.1  Organization. Purchaser is a corporation or limited liability company, duly organized, validly existing and in good standing under the Laws of its State of incorporation or formation.

5.2  Authority Relative to This Agreement. Purchaser has all requisite corporate power, authority and legal capacity to (a) execute and deliver this Agreement, (b) execute and deliver the Ancillary Agreements to which it is a party, and (c) perform its obligations hereunder and under each of the Ancillary Agreements to which it is a party, and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each of such Ancillary Agreements, and the consummation of the Contemplated Transactions, have been duly authorized by all requisite action on the part of the Purchaser party thereto. This Agreement and each of such Ancillary Agreements have been duly and validly executed and delivered by the Purchaser party thereto, and this Agreement constitutes, and each of such Ancillary Agreements when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its respective terms.

5.3  Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Purchaser party thereto, nor the consummation of the Contemplated Transactions, nor compliance by the Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the certificate of formation, limited liability company agreement/certificate of incorporation, bylaws or other governing documents of the Purchaser, (ii) conflict with or result in a breach of any Law applicable to the Purchaser, or (iii) conflict with, violate, result in the breach or default under any contract to which the Purchaser is a party.

5.4  Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business, the Purchased Assets and the Assumed Liabilities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in Article 4 of this Agreement; and (b) neither the Seller nor any other Person has made any representation or warranty as to the Seller, the Business, the Purchased Assets, the Assumed Liabilities or this Agreement, except as expressly set forth in Article 4 of this Agreement (as qualified by the Seller’s Disclosure Schedules). SUCH REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN Article 4 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article 4 OF THIS AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE SELLER, ANY AFFILIATES OF THE SELLER, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PURCHASER, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW OR RELATING TO MERCHANTABILITY OR FITNESS FOR USE) ARE SPECIFICALLY DISCLAIMED BY THE SELLER.

5.5 “AS IS, WHERE IS”.

(a)  Purchaser acknowledges and agrees that upon the Closing, Seller shall sell and convey to Purchaser, and Purchaser shall accept the Purchased Assets “AS IS, WHERE IS, WITH ALL FAULTS,” except for the representations specifically made herein by Seller. Purchaser has not relied upon and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Purchased Assets or relating thereto made or furnished by Seller or its representatives to whomever made or given, directly or indirectly, orally or in writing, except as expressly stated herein. Purchaser also acknowledges that the Purchase Price reflects and takes into account that the Purchased Assets are being sold “AS IS, WHERE IS, WITH ALL FAULTS,” except for the representations specifically made herein by Seller. Purchaser acknowledges that Seller acquired the assets in connection with recovering a debt investment made to a former owner of the Purchased Assets and Seller was never actively engaged in the development of the Purchased Assets. In addition, principals of the Purchaser have, at times worked on the development of the Purchased Assets and have significant knowledge of the Purchased Assets.

(b)  Purchaser acknowledges that some of the Purchased Assets described in Section 1.1(a) of the Seller’s Disclosure Schedules may contain third-party Intellectual Property that may have been licensed by the Seller or otherwise acquired by the Seller. Purchaser understands that Seller is unable to transfer Intellectual Property belonging to a third-party without the express written consent of that third-party, which will not be obtained or sought by Seller as a part of, or condition to, this agreement. Purchaser shall accept full responsibility for communicating with any such third-parties whose Intellectual Property may be included in the Purchased Assets transferred hereby and shall pay any and all licensing or other fees, costs, expenses or charges that may be associated with using any such Purchased Assets.

ARTICLE 6

COVENANTS AND AGREEMENTS

6.1  Further Agreements. After the Closing, Seller shall promptly (i) deliver to the Purchaser any mail or other communication received by Seller and relating to the Purchased Assets, the Assumed Liabilities or the Business and (ii) forward to the Purchaser any checks or other instruments of payment that it receives to the extent that such checks or other instruments are Purchased Assets. After the Closing, the Purchaser shall promptly (i) deliver to the Seller any mail or other communication received by the Purchaser and relating to the Excluded Assets or the Excluded Liabilities, (ii) wire transfer in immediately available funds to Seller, any cash, electronic credits or deposits received by the Purchaser to the extent that such cash, electronic credits or deposits are Excluded Assets, and (iii) forward to the Seller any checks or other instruments of payment that it receives to the extent that such checks or other instruments are Excluded Assets. From and after the Closing Date, Seller shall refer all inquiries with respect to the Business, the Purchased Assets and the Assumed Liabilities to Purchaser, and the Purchaser shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to the Seller.

6.2 Preservation of Records; Post-Closing Access to Information.

(a)  The Seller and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Business, the Purchased Assets and the Assumed Liabilities in no event later than two (2) years after the Closing Date except, in the case of Tax matters, until thirty (30) days following the expiration of the period of any applicable statute of limitations and shall make such records available during such time period to the other party as may be reasonably required by such other party in connection with, among other things, any insurance claims by, Actions or tax audits against or governmental investigations of Seller or Purchaser or any of their respective Affiliates, or in order to enable the Seller or Purchaser to comply with their respective obligations under this Agreement or any of the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby.

(b)  Purchaser shall give the Seller and Representatives of Seller reasonable access, during normal business hours, upon reasonable advance written notice (which notice shall specify the intended use or purpose of such access) and in a manner as would not be unreasonably disruptive to the business or operations of Purchaser or any of its subsidiaries, to Purchaser’s books and records that were included in the Purchased Assets pertaining to the conduct of the Business or ownership of the Purchased Assets prior to the Closing Date. Purchaser shall, at Seller’s expense, use commercially reasonable efforts to cause Purchaser’s Representatives to furnish to Seller such books and records pertaining to the conduct of the Business or ownership of the Purchased Assets prior to the Closing Date as Seller shall from time to time reasonably request in a written notice (which notice shall specify the intended use or purpose of any such information). Notwithstanding the foregoing, Purchaser shall not be required to provide any such access, or cause its Representatives to furnish any such information, to the extent that doing so, in the reasonable judgment of Purchaser, would constitute a waiver of the attorney-client privilege.

6.3  Further Assurances. Subject to the terms and conditions of this Agreement, at and following the Closing, each of the parties shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and cooperate and take such further actions, as may be reasonably necessary or appropriate to transfer and assign fully to Purchaser and its successors and assigns, all of the Purchased Assets and for Purchaser and its successors and assigns to assume the Assumed Liabilities, and to otherwise make effective the Contemplated Transactions. Nothing in this Section 6.3 shall obligate any party hereto to waive any right or condition under this Agreement.

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Conditions to the Seller’s Obligations.

The obligation of the Seller to consummate the Contemplated Transactions are subject to the satisfaction of each of the following conditions (any or all of which may, if permitted by applicable Law, be waived in whole or in part by the Seller in writing) as of the Closing:

(a)  Absence of Litigation. No Action will be pending or threatened in writing which seeks a Governmental Order, nor will there be any Governmental Order in effect, (i) which would prevent consummation of any of the Contemplated Transactions or (ii) which would result in any of the Contemplated Transactions being rescinded following consummation.

7.2 Conditions to Purchaser’s Obligations.

The obligation of Purchaser to consummate the Contemplated Transactions are subject to the satisfaction of each of the following conditions (any or all of which may be waived in whole or in part by Purchaser in writing) as of the Closing:

(a)  Absence of Litigation. No Action will be pending or threatened in writing which seeks a Governmental Order, nor will there be any Governmental Order in effect, (i) which would prevent consummation of any of the Contemplated Transactions or (ii) which would result in any of the Contemplated Transactions being rescinded following consummation.

(b)  Closing Deliverables. Purchaser shall have received the deliverables required to be delivered by Seller pursuant to Section 3.2.

ARTICLE 8

DEFINITIONS

8.1 Certain Definitions. As used herein:

(a)  “Action” means any claim, controversy, action, cause of action, charge, suit, litigation, arbitration, mediation, investigation, examination, proceeding, opposition, interference, audit, assessment, hearing, complaint, demand, dispute or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Body.

(b)  “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(c)  “Ancillary Agreements” means, collectively, the Seller’s Ancillary Agreements and each agreement required pursuant to Sections 3.2 and 3.3 hereto.

(d)  “Bill of Sale” means that certain Bill of Sale by and between Seller and Purchaser substantially in the form annexed as Exhibit A to this Agreement.

(e)  “Books and Records” means all documents used by Seller in connection with, or relating to, the Purchased Assets, the Assumed Liabilities, or the Business, including all files, data, reports, plans, mailing lists, supplier lists, customer lists, price lists, marketing information and procedures, advertising and promotional materials, equipment records, warranty information, records of operations, standard forms of documents, manuals of operations or business procedures and other similar procedures (including all discs, tapes and other media- storage data containing such information) with respect to the Business.

(f)  “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Wilmington, Delaware are authorized or required by Law to be closed.

(g)  “Business” means the business which Seller has conducted on a day-to-day basis related to the Purchased Assets.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i)  “Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

(j)  “Contract” means any written or oral contract, indenture, note, bond, lease, license, commitment or instrument or other agreement or arrangement primarily related to the operation of any of the Business or affecting or related to any of the Purchased Assets or the Assumed Liabilities or by which Seller is bound or by which any property of Seller is Encumbered.

(k)  “Encumbrances” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

(l)  “Equipment” means all equipment, machinery, furniture, fixtures and other tangible personal property of every kind and description and improvements and tooling owned by or primarily used, or held for use, in connection with the operation of any of the Business, wherever located.

(m)  “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature or any self-regulatory agency, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private).

(n)  “Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Body.

(o)  “Intellectual Property” means all intellectual property of any kind used, or held for use, in connection with the operation of the Business, including the following:

(9) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, brand names, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (ii) patents, utility models and industrial design registrations (and all continuations, divisionals, continuations in part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (iii) copyrights and copyrightable subject matter (including, without limitation, any registrations and applications for any of the foregoing); (iv) trade secrets, proprietary processes, formulae, algorithms, models, and methodologies; and (v) computer software, computer programs, and databases (whether in source code, object code or other form).

(p)  “Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge, as of the Closing Date, of the Seller.

(q)  “Laws” means all federal, state, local or foreign laws, statutes, common law, rules, codes, regulations or ordinances issued, promulgated, enforced or entered by, any and all Governmental Bodies, or other requirement or rule of law.

(r)  “Leased Real Property” means any of the real property leased or subleased by Seller or utilized in the Business.

(s)  “Liability” means, as to any Person, any debt, adverse claim, liability, obligation, commitment, assessment, cost, expense, loss, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, including all costs and expenses relating thereto.

(t)  “Material Adverse Effect” means any effect, change, condition, circumstance, development or event that, individually or in the aggregate with all other effects, changes, conditions, circumstances, developments or events has had, or would reasonably be expected to have, a material adverse effect on the business, assets, operation, condition (financial or otherwise) or results of operation of the Business or the Purchased Assets (excluding the Excluded Assets and the Excluded Liabilities), taken as a whole, other than any effect, change, condition, circumstance, development or event arising from or related to: (i) general business or economic conditions in any of the geographical areas in which the Business operates; (ii) national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iii)  financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (iv) the occurrence of any act of God or natural disaster, including any fire, flood, hurricane, tornado, or other weather event; (v) changes in Law or accounting rules; (vi) the taking of any action expressly contemplated by this Agreement or any Ancillary Agreement or taken with the prior written consent of Purchaser; (vii) any effects or changes arising from or related to the breach of the Agreement by Purchaser; or (viii) any strike or labor dispute; provided, however, that in the case of the foregoing clauses through (v), such effects, changes, conditions, circumstances, developments or events shall be taken into account in determining whether any material adverse effect has occurred to the extent that any such effects, changes, conditions, circumstances, developments or events have, or would reasonably be expected to have, a disproportionate effect on any of the Business (excluding the Excluded Assets and the Excluded Liabilities) or the Purchased Assets relative to other participants operating in the industry in which Seller operates.

(9) “Patent Assignment Agreement” means that certain Patent Assignment Agreement by and between Seller and Purchaser substantially in the form annexed as Exhibit C to this Agreement.

(9) “Permitted Encumbrance” means (i) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Purchased Assets which do not, individually or in the aggregate, materially adversely affect the operation of the Business; (ii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law (but not restrictions arising from a violation of any such Law); (iii) materialman’s, mechanic’s, artisan’s, shipper’s, warehouseman’s or other similar common law or statutory liens incurred in the ordinary course of business for sums not yet due and payable and that do not result from a breach, default or violation by any Seller of any Contract or Law; (iv) statutory liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings or the making of appropriate demands, notices or filings; (v) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects with respect to any real property that do not or would not reasonably be expected to adversely affect the current occupancy or use of such real property in any material respect; (vi) matters that would be disclosed on an accurate survey of the real property that do not or would not reasonably be expected to adversely affect the current occupancy or use of such real property in any material respect; (vii) any liens shown in any title commitment, report or policy, or otherwise of record that do not or would not reasonably be expected to adversely affect the current occupancy or use of the real property in any material respect; (viii) Encumbrances that will be and are discharged or released either prior to, or simultaneously with the Closing; (ix) such other Encumbrances, title exceptions or imperfections of title as Purchaser may approve in writing in its sole discretion; and (x) the Encumbrances held by Purchaser or its Affiliates.

(9) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

(x)  “Proprietary Rights” means all intellectual property of any kind and nature including (i) all patents, patent rights, copyrights, trademarks, trademark rights, tradenames, tradename rights and patent, copyright or trademark applications exclusively respecting Tecarfarin and related intellectual property or that are necessary to practice the Drug Candidate listed on Schedule 1.1 (a) hereto; (ii) all reissues, reexaminations, extensions, continuations, continuations- in-part, continuing prosecution applications, requests for continuing examinations, divisions and registrations of any item in any of the foregoing categories; (iii) foreign counterparts of any of the foregoing; (iv) all patent and patent applications claiming any right of priority to or through the patent applications of the patents listed on Schedule 1.1 (a) hereto; (v) all rights to apply in all countries of the world for patents certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any item in any of the foregoing categories (i) through (v), including, without limitation, under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding; (vi) all invention, invention disclosures and discoveries described in any of the patents listed on Schedule 1.1 (a) hereto that are included in any claim in such patents, and/or are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any of the patents; (vii) all causes of action (whether known or unknown, or whether currently pending, filed or otherwise) and other enforcement rights under, or on account of, any of the patents and/or rights (as described on Schedule 1.1 (a)); (viii) all rights to collect royalties and other payments under or on account of the patents or any item in any categories (i) through (vii); (ix) all ideas, know how, trade secrets, inventions, invention disclosures, discoveries, technology, designs and any other proprietary rights which Seller owns, in each case with respect to any of the above, pertaining exclusively to Tecarfarin.

(y)  “Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for Tecarfarin, including the United States Food and Drug Administration and the European Medicines Agency, and any corresponding national or regional regulatory authorities.

(z)  “Representatives” means, as to any Person, the directors, officers, employees, counsel, professionals, advisors, accountants, agents, contractors and other representatives.

(9) “Seller Ancillary Agreements” means, collectively, each certificate, agreement or document (other than this Agreement) delivered by Seller in connection with this Agreement.

(9) “Seller’s Disclosure Schedules” means the disclosure schedules which are attached hereto and delivered by Seller. The disclosures in the Seller’s Disclosure Schedules shall modify and relate to the representations and warranties in the corresponding section or subsection of Article 4 to which they refer and are intended to qualify such representations and warranties. The information set forth in one section or subsection of the Seller’s Disclosure Schedules that is specifically referred to in another section or subsection of the Seller’s Disclosure Schedules by appropriate cross-reference shall also be deemed to qualify such other section or subsection of Article 4, and the information set forth in one section or subsection of the Seller’s Disclosure Schedules shall also be deemed to qualify each other section or subsection of Article 4 to the extent that the relevance of a disclosure in one section or subsection of the Seller’s Disclosure Schedules to another section or subsection of Article 4 is reasonably apparent on its face.

(cc) “Tax” and “Taxes” mean (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, production, premium, disability, worker’s compensation, utility, windfall profit, environmental, registration, alternative, add-on minimum, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, sales, use and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, in each case imposed by any Governmental Body; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

(dd) “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.

(ee) “Trademark Assignment Agreement” means that certain Trademark Assignment Agreement by and between Seller and Purchaser substantially in the form annexed as Exhibit D to this Agreement.

8.2 Additional Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location
Agreement	Preamble
Assumed Liabilities	Section 1.2
Business	Recitals
Closing	Section 3.1
Closing Date	Section 3.1
Excluded Assets	Section 1.1(b)
Excluded Liabilities	Section 1.3
Permits	Section 4.5(a)
Purchase Price	Section 2.1
Purchased Assets	Section 1.1(a)
Purchaser	Preamble
Seller	Preamble
Transfer Taxes	Section 9.1(a)

ARTICLE 9

TAXES

9.1 Additional Tax Matters.

(a)  Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges which may be payable by reason of the sale of the Purchased Assets or the assumption of the Assumed Liabilities under this Agreement or the Contemplated Transactions, including any real property transfer taxes (all of the foregoing, “Transfer Taxes”) shall be borne and paid by Purchaser; provided that, for the avoidance of doubt, this definition of Transfer Taxes will exclude any income Taxes or similar Taxes. Purchaser shall file all Tax Returns related to the Transfer Taxes, and the Seller shall use commercially reasonable efforts to cooperate in connection with reducing the amount of Transfer Taxes.

(b)  With respect to any non-income Tax liability for a taxable period beginning on or before the Closing Date and ending after the Closing Date, such Taxes will be prorated based on the number of days in each of the pre-Closing Tax period and the post-Closing Tax period. To the extent that actual Tax bills are not available prior to Closing, Taxes will be prorated at Closing utilizing the most recent ascertainable Tax bills. Seller and Purchaser will re-prorate the Taxes at issue upon the Purchaser’s receipt of the actual Tax bill for the Tax year in question, if any.

(c) Purchase Price Allocation. For applicable Tax purposes, the Seller, Purchaser and each of their respective Affiliates shall (i) allocate the purchase price (and any applicable Assumed Liabilities) among the Purchased Assets in accordance with Section 1060 of the Code and pursuant the methodology set forth on Schedule 9.1 (the “Allocation Schedule”) and (ii) file all tax returns in accordance with the Allocation Schedule unless otherwise required in connection with the settlement of any audit or other proceeding with a taxing authority.

ARTICLE 10

SURVIVAL OF WARRANTIES AND INDEMNIFICATION

10.1 No Survival. All representations and warranties made by Purchaser and Seller herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall terminate effective as of the Closing.

10.2 No Indemnification by Seller. Seller is selling to Purchaser the Purchased Assets defined in this Agreement on an “AS IS” and “WHERE IS” basis, with no representations or warranties as to merchantability, fitness or usability or in any other regard (except for the representations and warranties specifically set forth in Article 4 above) and Seller does not agree to defend, indemnify or hold harmless Purchaser, any Affiliate of Purchaser or any director, officer, employee, stockholder, agent or attorney of Purchaser or of any parent, subsidiary or affiliate of Purchaser from and against and in respect of any loss which arises out of or results from the transactions described herein.

10.3

ARTICLE 11

MISCELLANEOUS

11.1 Payment of Expenses. Except as otherwise provided in this Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions; provided, however, that all Transfer Taxes (as well as the costs and expenses incurred in connection with the preparation and filing of all Tax Returns with respect thereto) shall be borne by Purchaser.

11.2 [Reserved].

11.3 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules hereto) and the Ancillary Agreements represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed and delivered (by facsimile or PDF signature) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

11.5 Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

11.6 Jurisdiction, Waiver of Jury Trial.

(a) THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE DISTRICT OF DELAWARE WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

11.7 Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given, provided or furnished hereunder by any party to the other parties shall be in writing and shall be deemed duly given, provided or furnished (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile or e-mail transmission (with confirmation of transmission), and (iii) two (2) Business Days after being sent by registered or certified mail, postage prepaid, as follows:

If to Seller:

HESP LLC

c/o Horizon Technology Finance Corporation

If to Purchaser:

Cadrenal Therapeutics Inc.

830 A1A North #196

Ponte Vedra, Florida 32082

Attention: Quang Pham

Email:

with a copy (which shall not constitute notice) to:

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

Attention:

Facsimile:

Email:

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the party to receive such notice.

11.8 Binding Effect; Assignment. This Agreement shall be binding upon Purchaser and Seller, and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, provided, however, that without the necessity of consent from Seller, Purchaser may assign its rights under this Agreement, with Purchaser remaining liable for all its obligations hereunder; provided further, that upon written instruction from Purchaser, Seller shall execute and deliver multiple Bills of Sale under Section 3.2(a) above to such assignees of Purchaser with respect to identified portions of the Purchased Assets.

11.9 Severability. If any term, condition or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in a manner adverse to any party. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

11.10 Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

11.11 Certain Interpretations.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) All references in this Agreement to Articles, Sections, clauses, parts and Schedules shall be deemed to refer to Articles, Sections, clauses, parts and Schedules to this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(ii) The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(iii) The words “include,” includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation” (regardless of whether such words or similar words actually appear).

(iv) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(v) Any reference in this Agreement to “$” or “dollars” shall mean U.S. dollars.

(vi) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(vii) The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(b) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

11.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the parties to this Agreement will have any liability for any obligations or liabilities of Seller or Purchaser, as applicable, under this Agreement, or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the Contemplated Transactions. Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein. Other than the parties hereto, no party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any action or proceeding based on, in respect of, or by reason of, the Contemplated Transactions (including breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise. In no event shall any Person be liable to another Person for any punitive damages with respect to the Contemplated Transactions.

11.13 Limitation of Remedy in Favor of Purchaser. PURCHASER HEREBY AGREES THAT ITS SOLE REMEDY RESULTING FROM ANY BREACH OF ANY REPRESENTATION(S) OR WARRANTY(IES) PROVIDED BY SELLER HEREIN IS TO ASSERT A GENERAL UNSECURED CLAIM AGAINST SELLER FOR DAMAGES INCURRED BY PURCHASER AS A RESULT OF SUCH BREACH, WITH ANY SUCH CLAIM. PURCHASER HEREBY FURTHER AGREES THAT UNDER NO CIRCUMSTANCE MAY ANY SUCH CLAIM(S) ASSERTED BY PURCHASER EXCEED, IN THE AGGREGATE, THE AMOUNT OF THE PURCHASE PRICE ACTUALLY RECEIVED BY SELLER.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written.

CADRENAL THERAPEUTICS INC.

By:	/s/ Quang Pham
Name:	Quang Pham
Title:	Chief Executive Officer

HESP LLC

By: Horizon Technology Finance Corporation, its sole member

By:
Name:
Title:	President

Signature page to Asset Purchase Agreement

ANCILLARY SCHEDULES

Section 1.1(a) – Purchased Assets

Section 1.1(b) – Excluded Assets

Section 1.2 – Assumed Liabilities

Section 1.3 – Excluded Liabilities

Schedule 1.1(a)

Purchased Assets

The Purchased Assets shall include all right, title, interest, claims and demands of Seller in and to all personal property of the Seller at the time of the Closing, including without limitation, all of the following (but excluding the Excluded Assets):

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Uniform Commercial Code as adopted and in effect in the State of Delaware, as amended from time to time (the “Code”); provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or nonperfection of the Secured Lenders’ security interest in any Purchased Assets is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection) and equipment, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located, including the furniture and equipment listed on Schedule 1.1(a)-A attached hereto;

(b) All inventory, including all merchandise, raw materials, parts, supplies, packing and shipping materials, marketing materials, work in process and finished products, including such inventory as is temporarily out of custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and all books relating to any of the foregoing, including lab specimens and biological retains;

(c) All Contract rights and general intangibles (including Intellectual Property), including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind, technical and non-technical information, data, and databases (including clinical data, safety information and adverse event reports, development reports, medical information, and correspondence with regulatory authorities), product registrations, regulatory approvals, and internet domain names, websites, and social media accounts, including the Intellectual Property, Contract rights, and general intangibles listed on Schedule 1.1(a)-B attached hereto;

(d) All accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Seller arising out of the sale or lease of goods, the licensing of technology or the rendering of services, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all returned or reclaimed merchandise and all books relating to any of the foregoing;

(e) All documents, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, and all books relating to the foregoing; and

(f) To the extent not covered by clauses (a) through I, all other personal property of Seller, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property.

“Intellectual Property” means, with respect to any person or entity, all of such person’s or entity’s right, title and interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), whether registered or not, inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), whether published or unpublished, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, licenses, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by such person or entity and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

Schedule 1.1(a)-A

The Purchased Assets shall include the following furniture and equipment:

Schedule 1.1(a)-B

The Purchased Assets shall include the following Intellectual Property, Contract rights, and other General Intangibles.

Intellectual Property, Contract Rights and Other General Intangibles

1.	All Intellectual Property and other rights related to Tecarfarin

2.	The Tecarfarin Investigational New Drug Application (IND) 77041.

3.	The trademarks (together with goodwill) and patents listed below.

4. All rights under the License, Development and Commercialization Agreement, dated as of September 16, 2015, by and between Espero BioPharma (f/k/a Armetheon, Inc.) and China Cardiovascular Focus Ltd. Relating to Tercarfarin (the “Tercarfarin License”)

5. The following URLs: esperopharma.com, esperobio.com, jaxpharma.com, and cadrenal.com.

Trademarks

Patents

Country	Application #	Owner	Application Date
U.S.A.	62/323,904	Espero Pharmaceuticals, Inc.	04/18/2016
U.S.A.	PCT/US2017/027887	Espero Pharmaceuticals, Inc.	04/17/2017
U.S.A.	15/131,446	Espero Pharmaceuticals, Inc.	04/18/2016
U.S.A.	PCT /US2017 /027883	Espero Pharmaceuticals, Inc.	04/18/2017
U.S.A.	15/131,478	Espero Pharmaceuticals, Inc.	04/18/2016
U.S.A.	PCT/US2017/027886	Espero Pharmaceuticals, Inc.	04/17/2017
Country	Registration #	Owner	Registration Date
Tecarfarin
U.S.A.	7666902	Espero BioPharma, Inc.	02/23/2010
U.S.A.	7145020	Espero BioPharma, Inc.	12/05/2006
Country	Application #	Owner	Application Date
U.S.A.	7932405	Espero BioPharma, Inc.	04/26/2011
U.S.A.	7253208	Espero BioPharma, Inc.	08/07/2007
U.S.A.	7285671	Espero BioPharma, Inc.	10/23/2007
Australia	2005233614	Espero BioPharma, Inc.	7/12/2012
Austria	1735296	Espero BioPharma, Inc.	12/9/2009
Belgium	1735296	Espero BioPharma, Inc.	12/9/2009

Belgium	2161261	Espero BioPharma, Inc.	8/28/2013
Brazil	PI0508392-3	Espero BioPharma, Inc.
Canada	2559568	Espero BioPharma, Inc.	5/28/2013
China	200580012074.6	Espero BioPharma, Inc.	6/1/2011
Cyprus	1735296	Espero BioPharma, Inc.	12/9/2009
Denmark	1735296	Espero BioPharma, Inc.	12/9/2009
Denmark	2161261	Espero BioPharma, Inc.	8/28/2013
Europe	05733799.0	Espero BioPharma, Inc.	12/9/2009
Europe	09175606.4	Espero BioPharma, Inc.	8/28/2013
Finland	1735296	Espero BioPharma, Inc.	12/9/2009
Finland	2161261	Espero BioPharma, Inc.	8/28/2013
France	1735296	Espero BioPharma, Inc.	12/9/2009
France	2161261	Espero BioPharma, Inc.	8/28/2013
Germany	602005018181.4	Espero BioPharma, Inc.	12/9/2009
Germany	602005041073.2	Espero BioPharma, Inc.	8/28/2013
Great Britain	1735296	Espero BioPharma, Inc.	12/9/2009
Great Britain	2161261	Espero BioPharma, Inc.	8/28/2013
Greece	3071104	Espero BioPharma, Inc.	12/9/2009
Hong Kong	1105200	Espero BioPharma, Inc.	3/9/2012
Hong Kong	1138265	Espero BioPharma, Inc.	5/23/2014
India	250594	Espero BioPharma, Inc.	1/11/2012
Ireland	1735296	Espero BioPharma, Inc.	12/9/2009
Ireland	2161261	Espero BioPharma, Inc.	8/28/2013
Israel	178122	Espero BioPharma, Inc.	5/4/2013
Israel	DIVOF178122	Espero BioPharma, Inc.
Italy	502010901815570	Espero BioPharma, Inc.	12/9/2009
Italy	502013902212109	Espero BioPharma, Inc.	8/28/2013
Japan	5036532	Espero BioPharma, Inc.	7/13/2012
Luxembourg	1735296	Espero BioPharma, Inc.	12/9/2009
Luxembourg	2161261	Espero BioPharma, Inc.	8/28/2013
Mexico	274321	Espero BioPharma, Inc.	5/3/2010
Monaco	1735296	Espero BioPharma, Inc.	12/9/2009
Monaco	2161261	Espero BioPharma, Inc.	8/28/2013
Netherlands	1735296	Espero BioPharma, Inc.	12/9/2009
Netherlands	2161261	Espero BioPharma, Inc.	8/28/2013
Norway	338837	Espero BioPharma, Inc.	10/24/2016
Philippines	1-2006-501866	Espero BioPharma, Inc.	11/19/2010
Portugal	1735296	Espero BioPharma, Inc.	12/9/2009

Country	Application #	Owner	Application Date
Russia	2335501	Espero BioPharma, Inc.	10/10/2008
Russia	2006/07667	Espero BioPharma, Inc.	10/10/2013
South Africa	2006/07667	Espero BioPharma, Inc.	11/28/2007
South Korea	1203124	Espero BioPharma, Inc.	11/14/2012
Spain	05733799.0	Espero BioPharma, Inc.	12/9/2009
Spain	09175606.4	Espero BioPharma, Inc.	8/28/2013
Sweden	05733799.0	Espero BioPharma, Inc.	12/9/2009
Sweden	09175606.4	Espero BioPharma, Inc.	8/28/2013
Switzerland	1735296	Espero BioPharma, Inc.	12/9/2009
Switzerland	2161261	Espero BioPharma, Inc.	8/28/2013

Schedule 1.1(b)

Excluded Assets

1. Cash and cash equivalents in the possession of the Seller at the time of Closing.

Schedule 1.2

Assumed Liabilities

1. Any liabilities or obligations related to or arising from the Purchaser’s ownership of the Purchased Assets, solely to the extent arising after the Closing (provided, that Purchaser shall not assume any liabilities or obligations with respect to any Contracts other than the Tercarfarin License).

Schedule 1.3

Excluded Liabilities

The Excluded Liabilities include the following, whether incurred or accrued before or after the Closing:

1. Any Liabilities arising from or relating to the Purchased Assets or the business of the Seller

2. Any Liabilities for taxes of the Seller.

3. Any Liabilities relating to legal services, accounting services, financial advisory services, investment banking services or any other professional services performed in connection with the APA and any of the Contemplated Transactions.

4. Any Liabilities with respect to employees (including Liabilities under or relating to any employee benefit plans).

5. Any expenses of administration of the Seller.

6. Any accounts payable (or other amounts payable).

7. Any Liabilities under Contracts, including any Liabilities arising from or related to the leases for the Leased Real Property.

8. Any Liabilities arising from or relating to actions or omissions of Seller.

9. Any Liabilities arising from or relating to actions or notifications by regulatory authorities, including the U.S. Food & Drug Administration.

SELLER DISCLOSURE SCHEDULES

Section 4.4 – Current Litigation

Section 4.5(a) – Permits

Schedule 4.4

Current Litigation

None.

Schedule 4.5(a)

Permits

None.

SCHEDULE 9.1

Purchase Price Allocation (Post-Closing Schedule)

To include standard allocation methodology in accordance with Section 1060 of the Code, i.e., allocation of purchase price for tax purposes among each of the six classes of assets.

EXHIBIT A

BILL OF SALE

EXHIBIT B

FIRPTA CARTIFICATE

EXHIBIT C

PATENT ASSIGNMENT AGREEMENT

EXHIBIT D

TRADEMARK ASSIGNMENT AGREEMENT